EXHIBIT 5.1

7800 Rancharrah Pkwy. Reno, NV 89511 PH (775) 788-2200 Fennemorelaw.com

November 17, 2025

Artelo Biosciences, Inc.

505 Lomas Santa Fe, Suite 160

Solana Beach, CA  92075

Re:	Registration on Form S-1 for Artelo Biosciences, Inc.

Ladies and Gentlemen:

We are acting as special Nevada counsel for Artelo Biosciences, Inc., a Nevada corporation (the “Company”), in connection with its filing with the Securities and Exchange Commission (the “Commission”) of a Registration Statement on Form S-1 (the “Registration Statement”), pursuant to which the Company is registering under the Securities Act of 1933, as amended, 899,972 shares of the Company’s common stock, consisting of (i) 215,292 shares of Common Stock (the “Note Shares”) issuable upon the conversion of convertible notes (the “Notes”), (ii) 246,498 shares of Common Stock issuable upon the exercise of warrants at an exercise price of $6.24 per share (the “$6.24 Warrants”), and (iii) 438,182 shares of Common Stock issuable upon the exercise of warrants at an exercise price of $3.40 per share (the “$3.40 Warrants”). The $6.24 Warrants and the $3.40 Warrants are collectively referred to herein as the “Warrants.” The shares of Common Stock issuable upon the conversion of the Notes and the Warrants are collectively referred to herein as the “Shares.”

We have examined originals or copies of each of the documents listed below:

1.	The Articles of Incorporation of the Company, as amended, as certified by an officer of the Company as of the date hereof;

2.	The Bylaws of the Company, as amended, as certified by an officer of the Company as of the date hereof;

3.	The meeting minutes of the meeting of the Company’s Board of Directors held on April 15, 2025;

4.	A Unanimous Written Consent of the Company’s board of directors adopted on October 26, 2025;

5.	The form of the $6.24 Warrants;

Artelo Biosciences, Inc.

November 17, 2025

6.	The form of the $3.40 Warrants;

7.	The form of the Notes;

8.	The Note and Warrant Subscription Agreement, dated as of October 28, 2025, by and among the Company and the investor’s party thereto;

9.

The form of the Note and Warrant Subscription Agreement by and among the Company and the investors party thereto relating to the purchase and sale of convertible promissory notes in the aggregate principal amount of up to $1,000,000; and

10.	The Registration Statement.

We have examined originals or copies of such other corporate records, certificates of corporate officers and public officials and other agreements and documents as we have deemed necessary or advisable for purposes of this opinion letter.  We have relied upon the certificates of all public officials and corporate officers with respect to the accuracy of all factual matters contained therein.

Without limiting the generality of the foregoing, in our examination, we have, with your permission, assumed without independent verification, that (i) all documents submitted to us as originals are authentic, the signatures on all documents that we examined are genuine, and all documents submitted to us as certified, conformed, photostatic, electronic or facsimile copies conform to the original document; and (ii) all corporate records made available to us by the Company and all public records we have reviewed are accurate and complete.  We note that the Company has reserved, and assume it will continue to maintain reserved, a sufficient number of shares of its duly authorized, but unissued, common stock as is necessary to provide for the issuance of the Warrant Shares and the Note Shares.

1.

Issuance of the Warrants has been duly authorized by the Company and, when issued and paid for in accordance with the terms of the relevant Warrant, the Shares issuable thereunder will be validly issued, fully paid, and nonassessable.

2.

Issuance of the Notes has been duly authorized by the Company and upon conversion thereof in accordance with the terms of the Notes, the Shares into which the Notes are converted will be validly issued, fully paid and nonassessable.

We express no opinion as to the laws of any jurisdiction other than the laws of the State of Nevada; provided, however, that we express no opinion with respect to any securities law or rule.  The opinions expressed above concern only the effect of the laws (excluding the principles of conflict of laws) of the State of Nevada currently in effect.  We assume no obligation to supplement this opinion if any applicable laws change after the date of this opinion, or if we become aware of any facts that might change the opinions expressed above after the date of this opinion.

Artelo Biosciences, Inc.

November 17, 2025

This opinion is issued in the State of Nevada.  By issuing this opinion, Fennemore Craig, P.C. (i) shall not be deemed to be transacting business in any other state or jurisdiction other than the State of Nevada and (ii) does not consent to the jurisdiction of any state other than the State of Nevada.  Any claim or cause of action arising out of the opinions expressed herein must be brought in the State of Nevada.  Your acceptance of this opinion shall constitute your agreement to the foregoing.

We consent to your filing of this opinion as an exhibit to the Registration Statement and further consent to the use of our name wherever appearing in the Registration Statement.  We further consent to the incorporation by reference of this opinion and consent in any registration statement filed pursuant to Rule 462(b) under the Act with respect to the Common Stock.  In giving these consents, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Act, the rules and regulations of the Securities and Exchange Commission promulgated thereunder, or Item 509 of Regulation S-K.  The opinions expressed in this letter are rendered as of the date hereof, and we express no opinion as to circumstances or events that may occur subsequent to such date.  Our opinion is expressly limited to the matters set forth above and we render no opinion, whether by implication or otherwise, as to any other matters relating to the Company or the common stock of the Company.

Very truly yours,

/s/ Fennemore Craig, P.C.

FENNEMORE CRAIG, P.C.

CETE/cdol